EXHIBIT 99.1

POMEROY IT SOLUTIONS AWARDED IT SERVICES CONTRACT VALUED AT APPROXIMATELY $150M OVER 3 YEARS
For Immediate Release

Contact:
Mike Rohrkemper, CFO
(859) 586-0600 x1416
investor@pomeroy.com

Pomeroy IT Solutions Awarded IT Services Contract Valued at Approximately $150M Over 3 Years

HEBRON, KY.--(BUSINESS WIRE) July 14, 2005-Pomeroy IT Solutions, Inc. (NASDAQ:PMRY), today announced it has been awarded their largest services contract in the Company's 25 year history. The Company estimates that it will generate revenues of approximately $150M dollars over the next three years under this contract. Under the contract, the Company will provide a broad array of technology services ranging from application development to database management to a global leader in information technology business solutions. The Company currently anticipates that this contract will result in the addition of more than 500 people with advanced technical skill sets to the Company's national consulting practice in the first year of the contract.

"This will provide the Company tremendous leverage in the market place as we build a deeper and stronger technical resource base to support this global partner and other Pomeroy clients," stated Steve Pomeroy, President and CEO of Pomeroy IT Solutions, Inc. "This contract is entirely for IT services and further recognizes Pomeroy's national services capabilities."

About Pomeroy
As a national solutions provider, Pomeroy provides services that include: outsourcing, application development, systems integration and other maintenance and support services. The Company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The Company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding projected revenues, additional technical personnel, and service capabilities constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Further, projected revenues contained in such statements are based on the estimated needs of the customers as conveyed to Pomeroy. Other factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, existing market and competitive conditions including the overall demand for IT products and services, and the ability to attract and retain technical and other highly skilled personnel.